Exhibit 99.1

On Friday, December 7, 2018, Twist and Agilent attended a case management hearing before Judge Walsh in Santa Clara Superior Court. At the hearing, the Court set a trial date of February 24, 2020 and appointed a discovery referee.

The Court also ruled on two motions filed by Agilent that had been pending for several weeks. First, the Court denied Agilent’s motion for a protective order, which sought to limit the discovery Twist and Dr. Leproust could seek in the case. The Court agreed with Twist and Dr. Leproust that discovery should not be subject to any imposed limits at this time, thus rejecting Agilent’s attempt to restrict the search for truth about its false and inflammatory claims and allegations.

Second, as anticipated, the Court granted Agilent’s motion for leave to amend its complaint. In so ruling, the Court did not address the merits of any of the new allegations or claims that Agilent seeks to add to the case. This outcome came as no surprise given California’s liberal policy in favor of permitting amendments to pleadings.

The bottom line is that, aside from the case now having a schedule, Agilent has nothing to show for three years of litigation. Twist continues to believe that Agilent’s claims lack merit and that Agilent is not entitled to any relief. Twist also fully intends to continue to mount a vigorous legal defense to those claims, as it has for almost three years now. Twist is pleased that the case finally has a trial date, and is looking forward to its day in court.